Exhibit 3.17

RECORD OF ORGANIZATION

OF

PERINI POWER CONSTRUCTORS, INC.

ARTICLES OF AGREEMENT

WE, THE UNDERSIGNED, being all of lawful age, do hereby associate ourselves together for the purpose of forming a corporation under the provisions of Chapter 2914 of the New Hampshire Revised Statutes Annotated, and its amendments.

ARTICLE 1. The name of this corporation shall be PERINI POWER CONSTRUCTORS, INC.

ARTICLE 2. The objects for which this corporation is established are:

To carry on a general contracting and construction business; to carry on a general business of producing, acquiring, preparing for market, buying and selling, dealing in and with and disposing of any and all kinds of construction, equipment, materials and supplies and any and all products and by-products thereof, any and all ingredients, supplies and items in any stage of production, used or useful in combination with, in substitution for or otherwise in connection with or of which any one or more such products, by-products, ingredients, supplies or items form, or are suitable to form, a component part and all related machinery, appliances, apparatus and tools; to acquire, hold, use and dispose of property o whatever kind and wherever situated, and rights and interests therein, including going enterprises and the acquisition of interests in and obligations of other concerns (wherever and however organized) or of individuals, and while the owner thereof to exercise all the rights, powers and privileges of ownership in the same manner and to the same extent that an individual might; to discover, invent or acquire rights and interests in inventions, designs, patents, patent rights and licenses, trademarks, trade names, copyrights and trade secrets in any field, whether or not cognate to any other activity of the corporation and to hold, use, sell, license the use of or otherwise utilize, deal in or dispose of the same; to lend money, credit or security to, to guarantee or assume obligations of and to aid in any other manner other concerns (wherever and however organized) or individuals, any obligation of which or any interest in which is held by this corporation or in the affairs or prosperity of which this corporation has a lawful interest, and to do all acts and things designed to protect, improve or enhance the value of any such obligation or interest; to join with others in any enterprise conducive to the success of the corporation, in such manner and on such terms and conditions as may be agreed upon; and in general, whether as principal or as agent or contractor for others and in any manner, to do every act and thing and to carry on any and all businesses and activities in any way connected with any of the foregoing which may lawfully be done or carried on by business corporations wherever such one or more businesses or activities may be so done and to exercise all the powers conferred by the laws of the State of New Hampshire upon business corporations, provided, however, that the corporation is not organized for any purpose which prevents the provisions of the General Laws of said State and acts in amendment thereof and in addition thereto, from being applicable to it.

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, trade-marks and trade names relating to or useful in connection with any business of this corporation.

To enter into, make and perform contracts necessary or incidental to the purposes for which this corporation is formed, with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

To incur liabilities and borrow money on its credit and for its use, and to issue notes, bonds or other evidences of indebtedness and to secure the same by mortgage or deed of trust of its property and franchises presently owned or thereafter acquired.

To hold, purchase, convey, mortgage or lease within or without this state such real or personal property as the purposes of the corporation may require. To purchase, subscribe for or otherwise acquire, register, hold, sell, assign, transfer, pledge or otherwise dispose of stock, shares, bonds, notes and other securities and evidences of interest in or indebtedness of any person, firm or corporation of this or any other state or country, and while the owner or holder thereof to exercise all the rights, powers and privileges of ownership, in the same manner that an individual might do.

To purchase, hold, sell and transfer the shares of its own capital stock so far as may be permitted by the laws of the state of New Hampshire, provided that this corporation shall in no case directly or indirectly vote upon any share of its own stock.

To have one or more offices and to carry on any or all of its operations and business in any of the states, districts, territories or colonies of the. United States, in the Provinces of Canada, and in any and all foreign countries, subject to the laws of such state, district, territory, colony, province or country.

In general, to carry on any or all of the business of the corporation as principal, agent or contractor, and to carry on any other business incidental to and in connection with the foregoing and to have and exercise all the powers conferred by the laws of New Hampshire upon corporations formed under the Business Corporation Law, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.  The objects and powers specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference  to or inference from, the terms of any other clause, but the objects and powers specified in each of the foregoing clauses of this article shall be regarded as independent objects and powers.

ARTICLE 3.  The principal place of business of this corporation is to be located in the Town of Seabrook, County of Rockingham, State of New Hampshire, but the corporation may carry on any portion of its business at other places within or without the state.

ARTICLE 4.  The amount of the authorized capital stock shall be three hundred (300) common shares without nominal or par value.

ARTICLE 5.  Any meetings of stockholders of the corporation may be held within or without the State of New Hampshire as may be provided by the by-laws.

IN WITNESS WHEREOF, we have hereto signed our names this 14th day of April, in the year 1976, and have designated our post office addresses.

NAMES	POST OFFICE ADDRESSES

/s/Charles F. Whelan	9 Capitol Street Concord, New Hampshire

/s/Helen L. Kimball	9 Capitol Street Concord, New Hampshire

/s/Brenda L. Howe	9 Capitol Street Concord, New Hampshire